Exhibit 10.36

November 30, 2015 revised

Hakan S. Edstrom

23312 Happy Valley

Newhall, CA 91321

Re: Separation Agreement

Dear Hakan:

This letter supersedes any previous employment, severance or change of control agreement and sets forth the terms of the transition and separation agreement (the “Agreement”) that MannKind Corporation (the “Company”) is offering to you.

1. SEPARATION DATE. As we have discussed, your employment termination date will be July 1, 2017, or such earlier date as your employment may be terminated by either you or the Company pursuant to Section 3 below (the “Separation Date”).

2. TRANSITION DATE. During the period between now and December 31, 2015 (the “Transition Date”), you may be required to perform some services transitioning responsibilities to the new or interim Chief Executive Officer.

3. TRANSITION PERIOD.

a. Transition Period Duties. During the period between now and the Separation Date (the “Transition Period”), you will remain an employee of the Company, serving in a non-executive capacity, reporting to the new or interim CEO. You agree that, during the Transition Period, you will comply with all Company policies and procedures and with all of your contractual obligations to the Company (including, without limitation, your obligations under your Employee Proprietary Information and Inventions Agreement). Your Transition Period duties will include, but are not limited to, providing information to the Company, as requested. During the Transition Period, you will not be expected to work from the Company’s office locations on a full-time basis, although you will be expected to be available as needed. While you will ordinarily be working from home during this period, you will receive from the Company such administrative support for your performance of your Company duties as needed. For clarity, during the Transition Period, you are entitled to obtain employment from another employer provided such employment does not conflict with your then current Transition Period duties and applicable Company policies and procedures.

b. Standard Compensation/Benefits. During the Transition Period, you will continue to receive your current base salary, subject to standard withholdings and deductions; you will continue to accrue paid time off (“PTO”) according to Company policy; and you will be eligible for the

Hakan S. Edstrom

November 30, 2015 revised

Company’s standard benefits, including but not limited to the Company’s Exec-U-Care plan, subject to the terms of such plans and programs and applicable law. On the Separation Date, or as soon as feasible thereafter, you will receive a final paycheck for all wages earned through the Separation Date (subject to standard withholdings and deductions), and all accrued and unused PTO. Your coverage under the Company’s group health plan will continue through the Transition Period, and your premiums will be paid by the Company to the extent provided by the Company’s current health insurance policies. If at any time during the Transition Period, you become eligible to continue your group health benefits at your own expense under the federal COBRA law, or applicable state insurance laws, the Company will pay your monthly COBRA premiums through the Separation Date. Thereafter, to the extent provided by the federal COBRA law, or applicable state insurance laws, and by the Company’s current health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

c. Annual Bonus. During the Transition Period, you will be eligible to receive an annual bonus for work performed in 2015 (scheduled to be paid in March following the conclusion of the applicable performance year), under the standard bonus plan applicable to Senior Executives.

d. Stock Options and Restricted Stock Units. You were granted restricted stock units (the “RSUs”) in, and options (the “Options”) to purchase, shares of the Company’s common stock, pursuant to the Company’s applicable equity incentive plan documents (collectively, the “Plan”) and your Option and RSU grant documents. During the Transition Period, your Options and RSUs will continue to vest pursuant to the Plan, will continue to be governed by the Plan and applicable grant documents, and will cease vesting as of the Separation Date. Thereafter, your vested Option shares will be exercisable pursuant to the terms of the Plan and applicable grant documents. You will not receive any additional equity awards during the Transition Period.

e. Termination for Cause. During the Transition Period, you are entitled to resign from your employment at any time for any reason. Additionally, during the Transition Period, the Company is entitled to terminate your employment with or without Cause (as defined below). If the Company terminates your employment with Cause during the Transition Period, your employment ends due to your death or disability, or you resign for any reason, your employment will end immediately and you will not receive any further compensation or benefits from the Company (including the severance payments set forth in Section 4 below), except for any unpaid salary and PTO accrued through your Separation Date and any vested benefit under a written ERISA-qualified benefit program.

f. “Cause” Definition. For purposes of this Agreement, “Cause” for termination of your employment will mean any of the following: (i) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably likely to cause injury to the Company; (ii) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party in breach of a contractual commitment; (iii) your willful breach of any of your obligations under any written agreement with the Company or any Company policy; or (iv) your engaging in employment or performing any work activities competitive with the Company.

4. SEPARATION DATE RELEASE AND SEVERANCE PAYMENT. Subject to the terms and conditions set forth in Section 3 (Transition Period), if you remain a Company employee through July 1, 2017, you remain in compliance with this Agreement and all Company policies, and you sign the Separation Date Release on the Separation Date or within forty-five (45) days thereafter and allow it to become effective,

Hakan S. Edstrom

November 30, 2015 revised

then the Company will pay you as severance, an amount equal to the average bonus that you received in respect of calendar years 2013, 2014 and 2015 (each of which was paid in March following the conclusion of the applicable performance year) (the “Severance”). The Severance will be subject to standard employment and income tax deductions and withholdings and will be paid to you in a lump sum on or before the date in 2018 on which the annual bonuses for work performed in 2017 are paid, or on or within seven (7) days after the effective date of the Separation Date Release, if it occurs later.

5. OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits after the Separation Date.

6. EXPENSE REIMBURSEMENTS. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse such expenses pursuant to its regular business practice. If you are required to travel before or during the Transition Period or the Consulting Period to discharge your duties or perform Consulting Services, then you shall be subject to the same travel expense guidelines as apply to Executive Leadership Team members.

7. RETURN OF COMPANY PROPERTY. By the Separation Date, you shall return to the Company all Company documents (and all copies or reproductions thereof) and other Company property within your possession or control, including, but not limited to, Company hardcopy and electronic files, email, notes, drawings, records, reports, studies, compilations of data, business plans and forecasts, proposals, agreements, financial and operational information, sales and marketing information, research and development information, product and prototype information, personnel information, specifications, computer-recorded information, tangible property and equipment including, but not limited to, credit cards, entry cards, identification badges, keys, computing and communication devices; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof, in whole or in part). Your timely return of all such Company documents and other property is a condition precedent to your receipt of the benefits provided under this Agreement; provided that you are permitted to retain copies of any agreement that you signed with the Company (after leaving with the Company the original or another copy, if you do not possess the original). Your return of property and information shall include return of a copy of any Company information stored on any personal computing device, and deletion of all such information from your personal devices without retention of any copy or embodiment; and you agree to permit the Company to inspect any such device to ensure that such return and deletion of information has taken place.

8. PROPRIETARY INFORMATION PROTECTION AND ASSIGNMENT OF RIGHTS TO WORK PRODUCT. You acknowledge and agree to abide by your continuing obligations under your Employee Proprietary Information and Inventions Agreement. You further agree that, both during and after your employment, you will make no use or disclosure of any Company proprietary or confidential information unless specifically authorized in writing by a Company officer. You hereby assign to the Company all right, title, and interest you may have in any and all inventions, developments, concepts, methods, trade secrets, intellectual property, or other work product developed or obtained by you during your employment with the Company that relates to any actual or anticipated line of business, product, service, or activity of the Company, or your performance of services for the Company, or was produced on Company time or equipment.

Hakan S. Edstrom

November 30, 2015 revised

9. CONFIDENTIALITY. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

10. NONDISPARAGEMENT. You agree not to disparage the Company and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations, provided that you may respond accurately and fully to any inquiry to the extent required by legal process.

11. NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

12. RELEASE OF CLAIMS. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the time you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, fees, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), the California Family Rights Act, the Age Discrimination in Employment Act (“ADEA”), and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, you are not releasing the Company hereby from any breach of this Agreement subsequent to its Effective Date, or any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance. Also, excluded from this Agreement are any claims that cannot be waived by law. You are not waiving your right to bring proceedings before administrative agencies such as the Equal Employment Opportunity Commission, Department of Labor, or the California Department of Fair Employment and Housing, provided that you are waiving any monetary recovery from such proceedings. You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.

Hakan S. Edstrom

November 30, 2015 revised

13. ADEA RELEASE. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA that: (a) your waiver and release does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have forty-five (45) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to me); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).

14. SECTION 1542 WAIVER. In granting the release herein, which includes claims that may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

15. DISPUTE RESOLUTION. To aid in the rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement, your employment, or the termination of your employment, shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with JAMS, Inc. (“JAMS”) in the Los Angeles, California area, in accordance with JAMS’ then-applicable arbitration rules, which appear at the following link: http://www.jamsadr.com/rules-comprehensive-arbitration/. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall bear JAMS’ arbitration fees and administrative costs. Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

16. REPRESENTATIONS. You hereby represent that you have been paid all compensation owed and for all hours worked; have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

Hakan S. Edstrom

November 30, 2015 revised

17. MISCELLANEOUS. This Agreement, including all exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including, but not limited to, your employment offer letter, Executive Severance Agreement and Employee Proprietary Information and Inventions Agreement (insofar as it may be inconsistent with this Agreement). This Agreement may not be modified or amended except in a written agreement signed by both you and a duly authorized officer of the Company. If any provision of this Agreement (including, but not limited to, the Employee Proprietary Information and Inventions Agreement, incorporated by reference herein) becomes or is declared illegal, unenforceable or void, this Agreement shall continue in full force and effect, and said provision shall be deemed modified and enforceable consistent with the intent of the parties insofar as possible under applicable law. This Agreement will be construed and enforced in accordance with the laws of the State of California without respect to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement must be in writing and shall not be deemed a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me. You have forty-five (45) calendar days to decide whether to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe.

Sincerely,

By	/s/ Alfred E. Mann
Alfred E. Mann
Executive Chairman

I HAVE READ, UNDERSTAND AND ACCEPT THE FOREGOING AGREEMENT:

/s/ Hakan S. Edstrom
Hakan S. Edstrom

12/1/15
Date

Hakan S. Edstrom

November 30, 2015 revised

EXHIBIT A

SEPARATION DATE RELEASE

(To be signed on or within 45 days after the Separation Date.)

In consideration for the various benefits provided to me by MannKind Corporation (the “Company”) pursuant to my letter Transition and Separation Agreement with the Company dated November 30, 2015 (the “Agreement”), I agree to the terms below.

I hereby confirm that: I have been paid all compensation owed for all hours worked by me for the Company; I have received all leave and leave benefits and protections for which I was eligible (pursuant to the Family and Medical Leave Act, the California Family Rights Act or otherwise) in connection with my work with the Company; and I have not suffered any injury or illness in connection with my work with the Company for which I have not already filed a claim.

I hereby generally and completely release the Company and its current and former directors, officers, employees shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring prior to and including the time I sign this Separation Date Release (the “Release”). This general release includes, but is not limited to: (1) all claims arising from or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA’’), ERISA, the California Fair Employment and Housing Act (as amended), the California Labor Code (as amended), the California Family Rights Act.

I am not releasing: (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party or under applicable law; (ii) any rights which cannot be waived as a matter of law; (iii) any rights I have to file or pursue a claim for workers’ compensation or unemployment insurance; and (iv) any claims for breach of this Release. In addition, nothing in this Agreement prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any other analogous federal or state government agency, except that I acknowledge and agree that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding.

Hakan S. Edstrom

November 30, 2015 revised

I also acknowledge that I am knowingly and voluntarily waiving and releasing any right I may waiving and releasing any rights I may have under the ADEA (“Release ADEA Waiver”). I also acknowledge that the consideration given for the Release ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my release and waiver herein does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have forty-five (45) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke it (by sending written revocation directly to the Company’s Chief Executive Officer); and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (the “Release Effective Date”).

I UNDERSTAND THAT THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.

This Release, together with the Agreement (including all exhibits thereto), constitutes the complete, final and exclusive embodiment of the entire agreement between me and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained in the Release or the Agreement, and it entirely supersedes any other such promises, warranties or representations, whether oral or written.

Hakan S. Edstrom
Date

A-2

Hakan S. Edstrom

November 30, 2015 revised

EXHIBIT B

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

MANNKIND CORPORATION

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by MANNKIND CORPORATION (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1. NONDISCLOSURE

1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation “Proprietary Information” includes (a) tangible and intangible information relating to antibodies and other biological materials, cell lines, samples of assay components, media and/or cell lines and procedures and formulations for producing any such assay components, media and/or cell lines, formulations, products, processes, know-how, designs, formulas, methods, developmental or experimental work, clinical data, improvements, discoveries, plans for research, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of the Company (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpolished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2. ASSIGNMENT OF INVENTIONS.

2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

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2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4 Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and

2.

the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for five (5) years after the date of termination of my employment by the Company I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the company to terminate his or her relationship with the Company in order to become and employee, consultant or independent contractor to or for any other person or entity.

5. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10. GENERAL PROVISIONS.

10.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Los Angeles County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

3.

10.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5 Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

10.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7 Advice of Counsel. I acknowledge that, in executing this agreement, I have had the opportunity to seek the advice of independent legal counsel, and I have read and understood all of the terms and provisions of this agreement. This agreement shall not be construed against any party by reason of the drafting or preparation hereof.

10.8 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely: April 20, 2001.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated: 10/13/03

/s/ Hakan Edstrom
(Signature)

Hakan Edstrom
(Printed Name)
(Address)

ACCEPTED AND AGREED TO:

MANNKIND CORPORATION

By:	/s/ Monique Harrington

Title:	HR Generalist

Dated:	10/13/03

4.

EXHIBIT B

TO:	MANNKIND CORPORATION

FROM:	Hakan Edstrom

DATE:	10/13/03

SUBJECT:	Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by MannKind Corporation (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☒	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.